UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2005

SOUTHERN INVESTORS SERVICE COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-04863	74-1223691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer identification Number)

2727 North Loop West Suite 200 Houston, Texas	77008
(Address of principal executive offices)	(Zip Code)

(713) 869-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.03 Bankruptcy or Receivership.

On April 8, 2005, Southern Investors Service Company, Inc., a Delaware corporation (the “Company”), filed a voluntary petition for relief under Chapter 11 (“Chapter 11”) of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), Case # 05-35538-H4-11. The Company is in the process of preparing a proposed plan of liquidation to be filed with the Bankruptcy Court. Any such plan of liquidation will call for the disposition of the Company’s remaining assets and the distribution of all the net proceeds from the disposition to the Company’s creditors. The existing officers and directors of the Company will continue to oversee operation of the Company’s business as a debtor in possession, pursuant to sections 1107 and 1108 of the Bankruptcy Code, and subject to the requirements of the Bankruptcy Code, which include court approval of matters outside the ordinary course of business.

As previously disclosed in the Company’s recent periodic reports filed with the Securities and Exchange Commission, the Company believes that the equity of the Company has, and will continue to have, no value and that any Chapter 11 plan confirmed by the Bankruptcy Court will result in the elimination of the equity interests of all of the Company’s stockholders. The Company anticipates that it will take approximately nine months to complete its liquidation process; however, any and all Chapter 11 plans that may be proposed will be subject to obtaining all necessary approvals, including but not limited to creditor votes and judicial determinations of confirmability. There can be no assurance, therefore, as to how long it may take to complete the Company’s liquidation process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN INVESTORS SERVICE COMPANY, INC.

Date: April 12, 2005	By:	/s/ Eric Schumann
	Name:	Eric Schumann
	Title:	Senior Vice President – Finance
Principal Financial and Accounting Officer